Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 6, 2015 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 27, 2015.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2015 was $41.0 million, or $0.67 per Common Unit, compared to a net loss of $59.0 million, or $0.98 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2015 amounted to $10.9 million, compared to a loss of $5.2 million in the prior year third quarter.

Net income and EBITDA for the third quarter of fiscal 2015 included expenses of $1.1 million related to the ongoing integration of Inergy Propane. Net income and EBITDA for the third quarter of fiscal 2014 included a loss on debt extinguishment of $11.6 million and expenses of $4.3 million related to the integration of Inergy Propane. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) increased to $12.1 million for the third quarter of fiscal 2015, compared to Adjusted EBITDA of $10.0 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We have now completed the first three-years from the closing date of the Inergy Propane acquisition. Our integration efforts are substantially complete and our operating results continue to benefit from our focus on driving operating efficiencies and cost savings from the combined platform. In addition, the sustained lower commodity price environment has had a favorable impact on customer buying habits and overall margins. As a result, we are pleased to report an increase in our Adjusted EBITDA by $2.1 million compared to the prior year third quarter.”

Retail propane gallons sold in the third quarter of fiscal 2015 decreased 5.6 million gallons, or 6.7%, to 77.6 million gallons, compared to 83.2 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels decreased 0.8 million gallons, or 11.4%, to 6.2 million gallons compared to 7.0 million gallons in the prior year third quarter. Although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes in the third quarter of fiscal 2015 were adversely impacted by warmer than normal temperatures, particularly during the month of April where average temperatures were 10% warmer than normal and 5% warmer than April 2014. From an overall weather perspective, average temperatures across all of our service territories for the third quarter of fiscal 2015 were 16% warmer than normal and 6% warmer than the prior year third quarter, according to the National Oceanic and Atmospheric Administration.

Revenues of $220.3 million decreased $76.8 million, or 25.8%, compared to the prior year third quarter, primarily due to lower retail selling prices associated with lower wholesale product costs and, to a lesser extent, lower volumes sold. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 55.9% and 35.7% lower than the prior year third quarter, respectively. Cost of products sold for the third quarter of fiscal 2015 of $94.2 million decreased $67.3 million, or 41.7%, compared to $161.5 million in the prior year third quarter, primarily due to lower wholesale product costs and, to a lesser extent, lower volumes sold. Cost of products sold for the third quarter of fiscal 2015 included a nominal (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.7 million unrealized (non-cash) gain in the prior year third quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $115.2 million for the third quarter of fiscal 2015 were $14.0 million, or 10.8%, lower than the prior year third quarter, primarily due to operating efficiencies and synergies realized during the period associated with the integration of Inergy Propane; including lower payroll and benefit-related expenses attributable to lower headcount, lower vehicle expenses stemming from a reduction in the quantity of vehicles in use and lower general insurance and bad debt expense. Depreciation and amortization expense of $32.7 million was relatively flat compared to the prior year third quarter.  Net interest expense of $18.9 million decreased $1.8 million, or 8.7%, primarily due to the savings from the refinancing of certain of the Partnership’s senior notes completed in the third quarter of fiscal 2014 and in the second quarter of fiscal 2015.

Concluding his remarks, Mr. Stivala said, “Over the past three years we have also continued to focus on improving our balance sheet metrics, through opportunistic refinancing and debt reduction, in line with our strategic goals. During the third quarter of fiscal 2015, we once again funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility, and ended the quarter with $147.0 million of cash. With the integration of the Inergy Propane business effectively behind us and, with the strength of our balance sheet, we are well positioned to continue to pursue growth opportunities both within our existing operating platform and through strategic expansion.”

As previously announced on July 23, 2015, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8875 per Common Unit for the three months ended June 27, 2015. On an annualized basis, this distribution rate equates to $3.55 per Common Unit. The $0.8875 per Common Unit distribution is payable on August 11, 2015 to Common Unitholders of record as of August 4, 2015.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•

The cost savings expected from the Partnership’s acquisition of the retail propane operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected time frame;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including but not limited to Inergy Propane;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2014 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 27, 2015 and June 28, 2014

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Revenues
Propane	$181,259	$242,173	$1,034,525	$1,409,271
Fuel oil and refined fuels	17,043	26,898	116,399	174,888
Natural gas and electricity	11,861	16,912	56,109	74,311
All other	10,139	11,160	35,602	38,501
	220,302	297,143	1,242,635	1,696,971

Costs and expenses
Cost of products sold	94,198	161,482	535,786	959,206
Operating	100,168	115,991	327,750	361,035
General and administrative	15,040	13,253	54,786	51,105
Depreciation and amortization	32,730	32,992	98,588	101,101
	242,136	323,718	1,016,910	1,472,447

Operating (loss) income	(21,834)	(26,575)	225,725	224,524
Loss on debt extinguishment	-	11,589	15,072	11,589
Interest expense, net	18,933	20,662	58,643	63,095

(Loss) income before provision for income taxes	(40,767)	(58,826)	152,010	149,840
Provision for income taxes	185	163	521	611

Net (loss) income	$(40,952)	$(58,989)	$151,489	$149,229

Net (loss) income per Common Unit - basic	$(0.67)	$(0.98)	$2.50	$2.47
Weighted average number of Common Units outstanding - basic	60,699	60,462	60,632	60,448

Net (loss) income per Common Unit - diluted	$(0.67)	$(0.98)	$2.49	$2.46
Weighted average number of Common Units outstanding - diluted	60,699	60,462	60,876	60,710

Supplemental Information:
EBITDA (a)	$10,896	$(5,172)	$309,241	$314,036
Adjusted EBITDA (a)	$12,067	$10,023	$327,388	$334,000
Retail gallons sold:
Propane	77,633	83,155	411,857	454,702
Refined fuels	6,181	6,981	37,340	43,595
Capital expenditures:
Maintenance	$5,763	$5,167	$14,609	$12,972
Growth	$5,335	$2,118	$16,392	$8,670

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net (loss) income	$(40,952)	$(58,989)	$151,489	$149,229
Add:
Provision for income taxes	185	163	521	611
Interest expense, net	18,933	20,662	58,643	63,095
Depreciation and amortization	32,730	32,992	98,588	101,101
EBITDA	10,896	(5,172)	309,241	314,036
Loss on debt extinguishment	-	11,589	15,072	11,589
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	37	(707)	(2,035)	(708)
Integration-related costs	1,134	4,313	5,110	9,083
Adjusted EBITDA	$12,067	$10,023	$327,388	$334,000

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.

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